Exhibit 99.0

FOR IMMEDIATE RELEASE

Contact Information

Susan Eich

612-851-6205

susan.eich@softbrands.com

SOFTBRANDS ACQUIRES GERMAN SOFTWARE PROVIDER

INFRA BUSINESS SOLUTIONS;

COMPANY TO LAUNCH FOURTH SHIFT EDITION FOR SAP BUSINESS ONE IN GERMAN MARKET IN 2006

Minneapolis, Minnesota and Stuttgart, Germany – Oct. 18, 2005 — SoftBrands, Inc. (OTC: SFBD) has acquired Infra Business Solutions, GmbH, a privately held German software company that is a reseller and development partner of SAP Business One. Through the newly acquired German operation, SoftBrands intends to introduce the Fourth Shift Edition for SAP Business One solution in the German market in 2006.

“The acquisition of Infra advances SoftBrands’ strategy to serve small- to medium-sized manufacturers that operate in the SAP environment,” said Randy Tofteland, SoftBrands President and Chief Operating Officer. “Infra provides SoftBrands an entry into the key German manufacturing market with a successful, profitable organization that has extensive manufacturing expertise.”

“This step with SoftBrands is good for our customers and channel partners, and provides a wonderful opportunity to grow with the Fourth Shift Edition product in the German market,” said Rainer Frantzen, Infra Business Solution’s managing director.  Frantzen, the former head of consulting services at Infor AG in Germany, will continue to lead the business unit for SoftBrands.

SoftBrands has partnered with SAP to develop Fourth Shift Edition for SAP Business One, which is currently offered in the United States, Canada and ASEAN markets, and soon to be available in the United Kingdom, Ireland and South Africa.  Through this acquisition, SoftBrands is continuing to build its commitment to its partnership with SAP.

“This announcement significantly expands the global partnership between SAP and SoftBrands to serve small and midsize manufacturers in the key German market,” said Michael Schmitt, senior vice president, Small and Midsize Enterprises, SAP Germany.  “With Fourth Shift Edition for SAP Business One, German manufacturers will have an effective and competitive solution for managing their businesses.”

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Infra is based in Leonberg, Germany, in the suburban Stuttgart area. The company has extensive manufacturing, consulting and support expertise in the small to medium enterprise manufacturing segment. Its key product, Infra:Net, is a production planning system sold in the German, Swiss and Austrian markets.  Infra today serves approximately 380 active customers and has 20 channel partners that provide sales, consulting and implementation services. Infra had annual revenues of more than $2 million in fiscal 2005.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 550 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.